Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

New York Community Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Other(2)	53,300,000(3)	$3.105	$165,496,500	0.00014760	$24,427.28

Total Offering Amounts					$165,496,500	—	$24,427.28

Total Fee Offsets					—	—	—

Net Fee Due					—	—	$24,427.28

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 (the “Registration Statement”) to which this exhibit relates shall also cover any additional shares of New York Community Bancorp, Inc.’s (the “Corporation”) common stock, $0.01 par value per share (“Common Stock”), which become issuable under the Corporation’s 2020 Omnibus Incentive Plan, as amended (the “Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of the Corporation’s Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(h) promulgated thereunder. The aggregate offering price is the average of the high and low prices of the Corporation’s Common Stock as reported on the New York Stock Exchange (“NYSE”) on June 18, 2024.

(3)	Represents shares of Common Stock to be issued under the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan, as amended (the “Plan”).